   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2000
                                                     REGISTRATION NO. 333-46352

-------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                AMENDMENT #1 TO

                             REGISTRATION STATEMENT
                                FILED ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------

                            ORTEC INTERNATIONAL, INC.
                         (NAME OF ISSUER IN ITS CHARTER)


   DELAWARE                                               11-3068704
(STATE OR OTHER                                       (I.R.S. EMPLOYER
JURISDICTION OF                                       IDENTIFICATION NUMBER)
INCORPORATION)

             3960 BROADWAY, NEW YORK, NEW YORK 10032 (212) 740-6999
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 DR. STEVEN KATZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ORTEC INTERNATIONAL, INC.
             3960 BROADWAY, NEW YORK, NEW YORK 10032 (212) 740-6999
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                -----------------

                                   COPIES TO:

                             GABRIEL KASZOVITZ, ESQ.
                              GEOFFREY A. BASS, ESQ.
               FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS LLP
               750 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022-1200
                                 (212) 888-8200
                               FAX: (212) 888-7776

                                ----------------

         Approximate date of proposed sale to the public: Not applicable.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


========================================================================================================
                                                                          PROPOSED
 TITLE OF EACH CLASS OF                               PROPOSED           AGGREGATE           AMOUNT OF
    SECURITIES BEING           AMOUNT TO BE        OFFERING PRICE         OFFERING         REGISTRATION
       REGISTERED                REGISTERED       PER SECURITY (1)        PRICE(1)            FEE (1)
--------------------------------------------------------------------------------------------------------
Common Stock, par value       1,247,566           $8.15625(2)           $10,175,460           $2,687(1)
$.001 per share               Shares
========================================================================================================




(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457. Registration fee previously paid.


(2) Represents the average of the high and low sales prices of the Common Stock for September 19, 2000 as reported by the Nasdaq Stock Market.


            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT
             ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
                            EFFECTIVE DATE UNTIL THE
              REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY
                  STATES THAT THIS REGISTRATION STATEMENT SHALL
                 THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
                   SECTION 8(a) OF THE SECURITIES ACT OF 1933
           OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
             ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION
              (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a),
                                 MAY DETERMINE.

                            ORTEC INTERNATIONAL, INC.

                        1,247,566 SHARES OF COMMON STOCK



         This prospectus covers 1,247,566 shares of common stock, par value $.001 per share, for sale by our shareholders. Our common stock is traded on the
NASDAQ Stock Market under the symbol "ORTC." On            , 2000, the last
reported sale price of the common stock was $     .


                                ----------------

                   SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR
         INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS         , 2000

In this prospectus references to the "Company," "Ortec,", "we,""us" and "our" refer to Ortec International, Inc.


                                TABLE OF CONTENTS


                                                                                 Page
Prospectus Summary..............................................................   3
Risk Factors....................................................................   7
Disclosure Regarding Forward Looking Statements.................................  11
Use of Proceeds.................................................................  12
Selling Shareholders............................................................  13
Description of Securities.......................................................  14
Plan of Distribution............................................................  15
Incorporation of Certain Information by Reference...............................  16
Legal Matters...................................................................  16
Experts.........................................................................  16
Disclosure of Commission Position on Indemnification
   for Securities Act Liabilities...............................................  17
Where You Can Find More Information.............................................  18

                               PROSPECTUS SUMMARY

         All of the information in this summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus, including information under "Risk Factors."


                            ORTEC INTERNATIONAL, INC.

         We are a development stage tissue engineering and cell culture biotechnology company that has developed a patented technology which we call Composite Cultured Skin. Our Composite Cultured Skin is a two layered dressing that consists of human derived dermal and epidermal cells supported within a porous collagen matrix. The matrix is seeded with keratinocytes for epidermal growth and fibroblasts for dermal growth. This biologically active dressing stimulates the repair, replacement and regeneration of human skin. When our Composite Cultured Skin is applied to the wound site, it produces a mix of growth factors that stimulate wound closure.

         Our product is intended to be utilized for the treatment of numerous skin wounds, such as venous stasis ulcers, autograft donor sites, diabetic ulcers, indeterminate depth burns and damage from epidermolysis bullosa. With the approval of the United States Food and Drug Administration we are currently conducting clinical trials of the use of our Composite Cultured Skin in the treatment of venous stasis ulcers and diabetic ulcers and have completed clinical trials for the treatment of autograft donor sites and epidermolysis bullosa. We are still conducting follow up studies of the patients in the autograft donor site trials to determine the effectiveness of our Composite Cultured Skin in that clinical trial.

         We believe that after we have received FDA approval for the commercial sale of our Composite Cultured Skin for treatment of all the medical indications described below, that our Composite Cultured Skin could be used to treat approximately 1,100,000 patients constituting a potential of almost a $3.5 billion market. Each potential market is explained below.

         Venous Stasis Ulcers. Roughly 700,000 Americans are plagued with venous stasis ulcers. This type of ulcer is generally found in the lower leg proximate to the ankle and can result from trauma, but is typically associated with chronic venous insufficiency. Chronic venous insufficiency occurs when the venous valves do not close completely and blood is allowed to flow back from the deep venous system through the perforator veins into the superficial venous system. The weight of the backlogged blood pushes on the surrounding tissues of the lower leg and produces swollen, hyperpigmented ankles. Over time the pressure will cause tissue breakdown and an ulcer will form. Roughly 50% of venous leg ulcers are successfully treated with traditional methods, which include compression therapy followed by suggested regular walking and resting with legs elevated for two hours a day. The remaining 50% of ulcer patients, totaling about 350,000, are candidates for our Composite Cultured Skin. We assume that we will be able to sell our Composite Cultured Skin for $975 per unit because that is the per unit selling price at which our primary competitor sells its product. In the pilot clinical trial for the use of our product for the treatment of venous stasis ulcers, four units of our product were used for the treatment of one ulcer. Assuming that each patient has one ulcer to be treated with our Composite Cultured Skin, the potential annual market revenue for use of our Composite Cultured Skin for the treatment of venous stasis ulcers is approximately $1.365 billion.

         Donor Site Wounds. A donor site wound results from the removal of healthy skin from an uninjured part of the body to cover an open wound at another part of that patient's body. There are about 1,200,000 people treated annually for burns at medical facilities across the United States. Approximately 96% of the burns cover a relatively small portion of the total body surface area and are treated on an outpatient basis in doctors' offices, hospitals and burn units. Roughly 4%, or 50,000, of the burn cases are severe and we believe could require donor site harvesting. We estimate that in the typical severe burn case in which autograft skin transplants are performed, four donor site wounds per patient are created, or a total of 200,000 donor site wounds. Due to differing severity of burns, we estimate that our Composite Cultured Skin would be used to treat the donor site wounds of 43% of the 50,000 (or 21,500) severely burned patients. Further assuming that eight units of our Composite Cultured Skin would be needed to treat each of those 21,500 patients with donor site wounds, the potential annual market revenue for use of our Composite Cultured Skin to treat donor site wounds is approximately $170 million.

         Indeterminate Depth Burns. Indeterminate depth burns are treated on both an inpatient and outpatient basis. The estimated 50,000 patients with severe burns are treated on an inpatient basis. Of such 50,000 estimated patients, the burns of the estimated 57% (28,500 patients) which would not be treated with autograft skin transplants, could be treated with our Composite Cultured Skin. Assuming that six units of our Composite Cultured Skin would be needed for the treatment of each of those 28,500 patients with indeterminate depth burns, the potential annual market revenue for the use of our Composite Cultured Skin to treat indeterminate depth burns is also approximately $170 million.

         Of the other approximately 1,150,000 people treated annually for lesser burns on an outpatient basis, we believe that approximately 180,000 have severe enough burns that they are candidates for treatment with our Composite Cultured Skin. Assuming that one unit of our Composite Cultured Skin would be necessary to treat each of those 180,000 patients, the potential annual market revenue for the use of our Composite Cultured Skin to treat those outpatient burn patients would be another approximately $176 million.

         Diabetic Foot Ulcers. Diabetic foot ulcers will affect about 2 million of the 14 million diabetics in the United States during their lifetime. We estimate that annually there are between 800,000 and 1,200,000 Americans infected with a diabetic foot ulcer. The ulcers are open sores that remain after the destruction of surface tissue. Approximately 67,000 amputations each year are due to complications with these ulcers. Current treatments, which include off-loading of pressure, debridement, maintenance of a moist wound environment, wound cleansing, and nutritional support will cure between 50% and 60% of diabetic ulcers. Assuming that there are 800,000 cases annually and 50% are cured with traditional treatments, nearly 400,000 people suffering from diabetic foot ulcers are candidates each year for treatment of those ulcers with our Composite Cultured Skin. In the FDA approved pilot clinical trial currently being conducted using our Composite Cultured Skin for the treatment of diabetic foot ulcers, approximately four units of our Composite Cultured Skin were used for the treatment of one ulcer. Assuming that each patient has one ulcer to be treated with our Composite Cultured Skin, the potential annual market revenue for use of our Composite Cultured Skin for the treatment of diabetic foot ulcers is approximately $1.56 billion.

         Chronic Wounds. We have completed the FDA approved clinical trials for the use of our Composite Cultured Skin for the treatment of chronic wounds caused by epidermolysis bullosa. Epidermolysis bullosa is a condition in which a newborn's skin constantly blisters and can peel off at the slightest touch and leave raw wounds. Few babies born with severe epidermolysis bullosa survive the first year. Those that do survive are bombarded with constant blistering, which causes scarring that constricts the skin so much that the hands can become disfigured and fingers and toes can fuse together. In 1986 a national registry was established to track the number of people with epidermolysis bullosa. Our Composite Cultured Skin would be used to treat patients who have the dystrophic and junctional form of the disease, a population of about 900 according to the national registry's database. Advocacy groups for epidermolysis bullosa patients argue that the registry's estimate is significantly under-reported. We believe it is possible that the registry only accounts for about one-third of the total population of people with severe forms of epidermolysis bullosa. We believe that patients with dystrophic and junctional epidermolysis bullosa will have, on average, two distinct non healing skin ulcers treated each year. In our concluded clinical trials, approximately four units of our Composite Cultured Skin were used to treat each ulcer. Based on these figures and assumptions, the potential annual market revenue for use of our Composite Cultured Skin for the treatment of epidermolysis bullosa patients is approximately $22 million.

         We have developed the technology for the cryopreservation of our product without diminishing its effectiveness. Cryopreservation means the freezing of our product to give it a shelf life of a minimum of six months, as opposed to a few days when our product is not cryopreserved. We plan to use our product in its cryopreserved form in our pivotal clinical trials for the treatment of venous stasis ulcers and diabetic foot ulcers.

         Our immediate focus is to use our Composite Cultured Skin to treat acute and chronic skin wounds and associated diseases. However, we believe that there is an opportunity to apply our core technologies to repair selected structural tissues such as tendon, ligament, cartilage, bone and blood vessels.

         While we believe that our bi-layered product will be effective in treating the medical indications in our target markets, many companies and academic institutions have developed, or are capable of developing, products based on other technologies that are or may be competitive with our Composite Cultured Skin. We know of only one other company, Organogenesis, Inc., that has developed a bilayered product to treat the same wounds which are targeted for treatment by our Composite Cultured Skin. Organogenesis has licensed Novartis, Inc. to market its skin replacement product and that product, having received FDA approval, is currently being sold for the treatment of venous stasis and diabetic foot ulcers. We believe that our Composite Cultured Skin will have certain competitive advantages over other comparable bio-engineered products in that our Composite Cultured Skin: (i) has demonstrated superior clinical results in recently released clinical data, accelerating healing in comparison to standard of care and other competitive products; (ii) may be less expensive to produce; (iii) is easier for the physician to handle and use, and (iv) can be stored and delivered in a cryopreserved form, providing production and distribution efficiencies.

         As a development stage company we have not yet sold any products. Our activities have been limited to human clinical tests of our Composite Cultured Skin and research and development. From the creation of Ortec in March 1991 through June 30, 2000, we have spent an aggregate of $11,368,034 for human clinical trials and research and development, which figure does not include employee salaries. From inception in March 1991 through June 30, 2000 we have sustained a net loss of $36,602,094 and used cash in operations of $30,811,640. We expect to continue to incur substantial operating losses and use cash in operations until at least 2003. We believe that we may reach cash flow break even in 2004. Revenues from sale of our Composite Cultured Skin for treatment of chronic wounds of epidermolysis bullosa patients could begin as early as the second half of 2001.

         Ortec was organized in 1991 under the laws of the State of Delaware for the purpose of acquiring our skin replacement product and to develop, test and market it. Our executive offices are located at 3960 Broadway, New York, New York, and our telephone number is (212) 740-6999.


                                  THE OFFERING

Securities offered                       1,247,566 shares of common stock.

Sellers                                  The shares are being offered by our shareholders
                                         and not by us.

Offering prices                          Prices then available on the Nasdaq Stock Market
                                         or in individually negotiated transactions.

Common stock to be
  outstanding after the
  offering(1)                            9,677,783 shares

Use of proceeds                          We will not receive any proceeds from the
                                         sale of the shares.

Risk factors                             An investment in the shares involves a high degree
                                         of risk.  See "Risk Factors."

Nasdaq Stock Market
  trading symbol                         "ORTC"

-----------

(1) Does not include (i) 14,325 shares reserved by us for issuance for three warrants already exercised; (ii) 1,188,600 shares reserved by us for issuance upon the exercise of our publicly traded Class B Warrants at $15 per share and expiring December 31, 2000; (iii) 2,989,750 shares reserved by us for issuance upon the exercise of stock options included in our 1996 Stock Option Plan, of which options to purchase 1,229,400 shares at prices ranging from $6.00 to $21.38 have already been granted by us ; and (iv) 714,773 shares reserved by us for issuance upon the exercise of other outstanding warrants granted by us, at prices ranging from $7.70 to $15.00 and expiring at various times from March 10, 2001 to March 10, 2005.

                                  RISK FACTORS


         The purchase of the shares involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before purchasing the shares, you should consider carefully the general investment risks enumerated elsewhere in this prospectus and the following risk factors, as well as the other information contained in this prospectus. This prospectus contains forward looking statements that involve risks and uncertainties.

1. WE DO NOT HAVE SUFFICIENT FUNDS TO BRING OUR PRODUCT TO MARKET, WHICH MAY IMPACT OUR CONTINUED VIABILITY.

         We anticipate that with the proceeds we receive from a private placement sale of the 1,247,566 shares offered by this prospectus, our cash on hand is sufficient to meet our cash requirements through approximately December 2001, assuming that we will not incur unexpected costs. Before the end of that period we will be required to raise additional funds to complete our human clinical trials and produce and market our Composite Cultured Skin. We may seek additional funds through sale of our securities to the public and through private placements, debt financing or short term loans. Our failure to obtain additional financing will have a material adverse effect on us and on our operations. We have no current commitments from any persons that they will provide any additional financing. Additional financing may result in dilution for then current shareholders.

2. WE ARE A DEVELOPMENT STAGE COMPANY AND BECAUSE WE HAVE NEVER REALIZED OPERATING REVENUES OR EXPECT TO REALIZE SUFFICIENT OPERATING REVENUES FOR A WHILE, UNLESS WE SECURE ADDITIONAL FINANCING WE WILL NOT BE ABLE TO CONTINUE TO OPERATE OUR BUSINESS.

         Ortec was organized in March 1991. We have no products approved for commercial sale and we have not realized any operating revenues. We do not expect our Composite Cultured Skin to be available for commercial sale until the second half of 2001 at the earliest and then only for a disease with a very small patient population. We will need to secure additional financing to complete our other human clinical trials and to produce and market our Composite Cultured Skin for use by larger patient populations for other wounds. We may not be able to secure such financing nor may we be able to reach that larger marketing stage with funds that we may be able to raise. We are also likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition.

3. WE MAY NOT BE ABLE TO OBTAIN FDA APPROVAL FOR COMMERCIAL SALE OF OUR PRODUCT SO THAT WE MAY NEVER RECEIVE ANY REVENUES.

         Pursuant to the Federal Food Drug and Cosmetic Act and regulations promulgated thereunder, the FDA regulates the manufacture, distribution and promotion of medical devices in the United States. Our Composite Cultured Skin is regulated as a medical device. We must receive premarket approval by the FDA for any commercial sale of our product. Before receiving such approval we must provide proof in human clinical trials of the nontoxicity, safety and efficacy of our Composite Cultured Skin. Premarket approval is a lengthy and expensive process. We may not be able to obtain FDA approval for any commercial sale of our product. We will not generate any revenues until we obtain FDA approval to sell our product in commercial quantities for human application. Even if such FDA approval is obtained, we may not be able to make sales of our product on a profitable basis.


4. EVEN IF WE OBTAIN FDA APPROVAL FOR COMMERCIAL SALE OF OUR PRODUCT, THE MANUFACTURE AND SALE OF OUR PRODUCT WILL CONTINUE TO BE REGULATED BY THE FDA. IF WE DO NOT COMPLY WITH THE FDA'S MANUFACTURING AND RECORD KEEPING REGULATIONS, WE MAY NOT BE ABLE TO START OR CONTINUE SELLING OUR PRODUCT.

         There will be periodic FDA inspections of the facilities used to manufacture our Composite Cultured Skin and of our records. Such manufacturing facilities must meet the FDA's good manufacturing processes standards. We will also always have to comply with the FDA's recordkeeping, reporting, product testing, design, safety and labeling requirements. Such regulatory compliance will increase our operating costs. More important, non-compliance will prevent us from making commercial sales of our product.

5. THE SUCCESSFUL MARKETING OF OUR PRODUCT WILL DEPEND ON ITS ACCEPTANCE BY THE MEDICAL COMMUNITY. SECURING SUCH ACCEPTANCE WILL REQUIRE SUBSTANTIAL EFFORT AND EXPENSE AND IF SUCH ACCEPTANCE BY THE MEDICAL COMMUNITY IS NOT SECURED WE WILL NOT BE ABLE TO SUCCESSFULLY MARKET OUR PRODUCT.

         Our Composite Cultured Skin must be accepted by the medical community as an effective skin regeneration product in order for us to make any significant commercial sales. Securing such acceptance will require substantial effort. We do not have any experience marketing to the medical community and will either have to employ persons experienced in securing such acceptance or rely on other companies which have such marketing expertise. We may not be able to secure the services of such experienced persons or any company having such expertise.

6. SINCE WE HAVE DEVELOPED ONLY ONE PRODUCT, OUR FAILURE TO SELL THAT PRODUCT ON A PROFITABLE BASIS MIGHT LIMIT OUR ABILITY TO CONTINUE OUR OPERATIONS.

         To date, we have developed only one product, our Composite Cultured Skin. In the event we fail to develop additional products and our product does not obtain FDA approval for commercial distribution, or even if FDA approval is obtained, our product is not viewed favorably by the medical community or it becomes obsolete, we will be unable to become profitable and we may be required to discontinue our operations.

7. MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO. SOME ARE ALREADY MAKING COMMERCIAL SALES OF THEIR SKIN REPLACEMENT PRODUCTS.

         Many companies and academic institutions have developed, or are capable of developing products based on other technologies that are or may be competitive with our Composite Cultured Skin. Our competitors include Organogenesis, Inc., Genzyme Tissue Repair, Inc., Advanced Tissue Sciences, Inc., Life Cell Corporation and Integra Life Sciences. Many of those competitors have skin replacement products that are being commercially sold or are available for commercial sale. Organogenesis has licensed Novartis, Inc. to distribute its skin replacement product and Advanced Tissue Sciences has licensed Smith & Nephew, Plc to distribute its skin replacement product. Many of those and other potential competitors, and particularly Novartis and Smith & Nephew, are well established, are much larger than we are and have substantially greater financial and other resources than we have. In addition, the biomedical field is undergoing rapid and significant technological change. Such companies and academic institutions may succeed in developing other products that are more effective than our Composite Cultured Skin. Our success will depend on our ability to establish and maintain a competitive position in this marketplace, which we may not be able to do.

8. WE MAY NOT BE ABLE TO DEVELOP AND SELL OUR PRODUCT IF SOME OF OUR SUPPLIERS DISCONTINUE OR ARE DELAYED IN SUPPLYING US WITH THE MATERIALS NECESSARY TO MANUFACTURE OUR PRODUCT.

         We currently purchase bovine collagen sponges, a key component of our Composite Cultured Skin, from one supplier who produces the sponges to our specifications. We have no written agreement with that supplier obligating the supplier to supply sponges to us. If we are required to secure another source for bovine collagen sponges, we would encounter additional delay and expense in continuing our human clinical trials and, consequently, in marketing our Composite Cultured Skin.

         We will continue to rely on a limited number of outside suppliers to supply other materials that we use in producing and testing our Composite Cultured Skin. Replacing all or some of our suppliers could delay our clinical trials and create additional expense for us.

9. WHILE WE RELY ON OUR PATENTS TO PROTECT OUR PROPRIETARY INTEREST IN OUR TECHNOLOGY, WE COULD LOSE THAT PROTECTION IF OUR PATENTS ARE SUCCESSFULLY CHALLENGED IN FUTURE COURT PROCEEDINGS OR IF OUR TECHNOLOGY IS RENDERED OBSOLETE BY NEW TECHNOLOGIES DEVELOPED BY OTHERS.

         Our U.S. patent expires in 2011. We have also been granted a European patent for most of Europe, as well as patents in Australia, New Zealand, Ireland, Israel, Japan, Thailand and South Africa. We are prosecuting patent claims in Canada, the Russian Federation, Brazil and China. One of our competitors filed an opposition with the European Patent Office challenging the validity of our patent in Europe. The opposition in Europe is now being considered and may not be resolved for at least another year. While the result in Europe will not affect the validity of our patent in the United States, our patents might be successfully challenged in court proceedings. In addition, our United States and foreign patents may not provide us with any commercial benefits if our product is not effective or if new technologies makes our product obsolete.

         Several of our competitors, including Organogenesis, Inc., Advanced Tissue Sciences, Inc., Genzyme Tissue Repair Inc., Integra Life Sciences and LifeCell Corporation, have been granted patents relating to their particular skin technologies.

10. WE ARE EXPOSED TO THE RISK OF PRODUCT LIABILITY CLAIMS IN THE EVENT THAT OUR COMPOSITE CULTURED SKIN CAUSES INJURY OR OTHERWISE RESULTS IN ADVERSE EFFECTS.

         Although we have obtained product liability insurance coverage in the amount of $2,000,000, such insurance coverage may not be adequate to protect us against future product liability claims. Product liability insurance may not be available to us in the future on terms acceptable to us, if at all.

11. WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS AND CERTAIN OTHER KEY PERSONNEL FOR MANAGING OUR AFFAIRS AND CONTINUING OUR CLINICAL TRIALS AND RESEARCH AND DEVELOPMENT ACTIVITIES. THE LOSS OF THEIR SERVICES COULD DELAY OUR CLINICAL TRIALS AND THE TIME WHEN WE CAN SELL OUR PRODUCT.

         The management of our day-to-day operations is handled by our executive officers. The development of our product is managed by a wide array of scientific personnel. The loss of the services of some of these individuals could cause delays in our ongoing operations, including delays in the conduct of our clinical trials and the times when we can start sales of our product for treating different medical conditions.

12. OUR OUTSTANDING OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         2,680,611 shares that are issuable upon exercise of outstanding warrants and options that can be exercised now at prices ranging from $6.00 to $21.38 per share, will be eligible for immediate sale into the public securities markets after such warrants and options are exercised. Options that can be exercised from November 15, 2000 through December 31, 2001 to purchase an additional 89,213 shares, and from January 1, 2002 through August 18, 2004, to purchase an additional 122,399 shares, all at prices ranging between $6.625 and $12.75 per share, will also be eligible for immediate sale into the public securities markets after such options are exercised. 240,550 shares that are issuable upon exercise of other outstanding warrants exercisable at prices ranging from $8.00 to $14.25 are eligible for sale in the public securities markets one or two years after such warrants are exercised. We cannot make any prediction as to the effect, if any, that sales of those shares, or the availability of those shares for sale, will have on the market prices of our common stock prevailing from time to time.

13. THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, AS HAS BEEN THE CASE WITH THE SECURITIES OF OTHER DEVELOPMENT STAGE BIOTECHNOLOGY COMPANIES.

         The market price of our common stock has ranged from $5.13 to $23 during the past three years. We believe that in the future factors such as our or our competitors' announcements concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of our common stock.

14. SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER IN THIS OFFERING WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK.

         We have never paid, and have no intentions in the foreseeable future to pay, any dividends on our common stock. Therefore, an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

15. THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AND CERTAIN CHANGE OF CONTROL AGREEMENTS WILL DISCOURAGE PURCHASES OF OUR COMMON STOCK BY PERSONS WHO MIGHT OTHERWISE SEEK TO GAIN CONTROL OF ORTEC.


         Our executive officers, directors, founders and affiliated persons beneficially own 2,054,005 shares of our outstanding common stock representing approximately 21.6% of the total of our outstanding shares before the exercise of any outstanding warrants and options. Accordingly, such persons will be able to exercise substantial control in the election of Ortec's directors, increases in our authorized capital or the dissolution or merger of Ortec, or sale of our assets, and otherwise influence the control of our affairs. Such substantial control by these persons could serve to impede or prevent a change of control of our Company.

         In addition, we will enter into certain agreements with Dr. Steven Katz and Messrs. Ron Lipstein and Alain Klapholz which provide that, in the event of a change of control of Ortec, we will be required to (1) pay to such three persons between 2 and 2.99 times the compensation paid to such three persons in the twelve months prior to the date of change of control; (2) extend the expiration dates of options and warrants held by them so that they expire not less than three years after such change in control occurs; (3) at their option lend them, interest free and for a period of three years, the funds needed by them to pay the exercise prices of warrants and options they exercise; and (4) pay any special federal excise taxes payable by such three persons on the amounts we have agreed to pay them and the value of such benefits we have agreed to give them. Messrs. Katz, Lipstein and Klapholz are all executive officers, directors and founders of Ortec.

         As a result, potential purchasers may not seek to acquire control of our company through the purchase of common stock which may tend to reduce the market price of our common stock. In addition, we are subject to provisions of the General Corporation Law of the State of Delaware respecting business combinations which could, under certain circumstances, also hinder or delay a change in control.


                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         This prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding the potential market revenues from the sale of our Composite Cultured Skin, the number of patients with medical conditions who can be treated with our Composite Cultured Skin, the future clinical trials for our one product, approvals by the FDA and other plans and objectives for the future and assumptions and predictions about future supply, manufacturing, costs and sales are all forward looking statements. When we use words like "intend," "anticipate," "believe," "assume," "estimate," "plan" or "expect," we are making forward looking statements. We believe that the assumptions and expectations reflected in such forward looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" elsewhere in this prospectus. You should understand that forward looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares covered by this prospectus.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock as of September 20, 2000 by each selling shareholder. Except as indicated in the footnotes to this table, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



                                 AMOUNT AND
                                  NATURE OF             SHARES          BENEFICIALLY
NAME OF                          BENEFICIAL           REGISTERED            OWNED
BENEFICIAL OWNER                 OWNERSHIP*            FOR SALE          AFTER SALE**
----------------                 ----------           ----------         -----------
Franklin Small Cap
Growth Fund II                   444,444              444,444            0

Franklin Global Healthcare Fund  232,222              222,222            0

KCM Biomedical, L.P.(1)          274,000              274,000            0

KCM Biomedical Offshore
Fund, Ltd.(1)                     31,200               31,200            0

The FMG Bio-Med Hedge
Fund, Ltd.(1)                      6,800                6,800            0

Stephens Group, Inc.             135,000              135,000            0

Stephens Investment Partners
2000, LLC                         15,000               15,000            0

Bank One Trust
Company, N.A. as
Trustee of the
Ronald L. Chez IRA                30,000               30,000            0



---------------

* The number of shares of common stock beneficially owned by each person or entity is determined under rules promulgated by the United States Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power.


** Except for information in our records and reports filed by them with us, we have no knowledge of whether any of the selling shareholders own any other shares of our common stock or options or warrants to purchase shares of our common stock. We believe that none of the selling shareholders will own 1% or more of our outstanding shares if they sell all of their shares registered for sale.

(1) These three entities have informed us that they are affiliated and that each has a beneficial interest in the shares owned by the other two.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are currently authorized to issue 25,000,000 shares of common stock, par value $.001 per share, of which 9,677,783 shares were issued and outstanding
as of           , 2000.

     The holders of our common stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by shareholders. Shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. In the event of liquidation, dissolution or winding up of Ortec, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

OPTIONS AND WARRANTS

     The following options and warrants to purchase shares of our common stock which we have granted are presently outstanding.

     CLASS B WARRANTS. These warrants are publicly traded, are exercisable at a price of $15.00 per share and expire on December 31, 2000. There are 1,188,600 Class B Warrants outstanding.

     STOCK OPTION PLAN. We have reserved 2,989,750 shares for issuance upon the exercise of stock options included in our 1996 Stock Option Plan. Options to purchase 1,229,400 shares at prices ranging from $6.00 to $21.38 have been granted by us and are currently outstanding.

     OTHER WARRANTS. We have reserved 714,773 shares for issuance upon the exercise of other warrants granted by us. Such warrants are exercisable at prices ranging from $7.70 to $15.00 per share and expire at various times from March 10, 2001 to March 10, 2005.

GENERAL CORPORATION LAW PROVISIONS

     A Delaware statute prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's voting stock) from engaging in a "business combination" with the Delaware corporation for three years following the date the person became an interested stockholder unless, generally speaking, the transaction is approved by Ortec's Board of Directors and the vote of two thirds of the outstanding shares not owned by such interested stockholder. This statute could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment for our shares of a premium over market price or changes in control or management of Ortec.

TRANSFER AND WARRANT AGENT

     The transfer agent for our common stock and the warrant agent for our publicly traded Class B Warrants, is Jersey Transfer and Trust Co., whose address is 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.


                              PLAN OF DISTRIBUTION

     We are registering 1,247,566 shares of our common stock covered by this prospectus on behalf of the selling shareholders. We will pay the costs and fees of registering our common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their common stock.

     The selling shareholders may, from time to time, sell all or a portion of such shares of our common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers and dealers may receive commissions, discounts or concessions for their services from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

     Any broker, dealer, agent or other person involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and a portion of any proceeds of sale and the broker's, dealer's or agent's commissions, discounts, or concessions may be deemed to be underwriter's compensation under the Securities Act.

     In addition to selling their common stock under this prospectus, the selling shareholders may transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; and the sale of such shares may be made by such transferees in the public securities markets by delivery of this prospectus to the buyers in such transactions.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this prospectus. Our Commission file number to be used to locate these documents is 0-27368.

     (a) Our Annual Report on Form 10-K for the year ended December 31, 1999.

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

     (c) Our Current Report on Form 8-K filed with the Commission on July 6,
         2000.

     (d) The description of our common stock set forth in our registration statement on form 8-A filed December 5, 1995, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                  LEGAL MATTERS

     The legality of the common stock included in this prospectus has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York.

                                     EXPERTS

     The financial statements of the Company, incorporated by reference in this prospectus, from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been incorporated herein in reliance on the report of Grant Thornton LLP, Independent Certified Public Accountants, given on the authority of that firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our shareholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for
(i) any breach of the director's duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our shareholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our shareholders ability to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

         In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling Ortec pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         Since January 20, 1996, we have been subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, we have and will continue to file reports, proxy statements and other information with the Commission. Reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our common stock is listed on the NASDAQ SmallCap Market and reports and information concerning us can also be inspected through such exchange. We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

         We will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Such requests should be directed by mail to Mr. Ron Lipstein, Secretary, Ortec International, Inc., 3960 Broadway, New York, NY 10032, or by telephone at (212) 740-6999.

         We have filed with the Commission a registration statement on Form S-3 and all schedules and exhibits thereto under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to such registration statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is expected that the following expenses will be incurred in connection with the issuance and distribution of the common stock being registered. All such expenses are being paid by the Registrant (the "Company").


         SEC Registration fee......................................................................... $ 2,687
         *Printing  and Edgarization..................................................................   2,500
         *Accountants' fees and expenses..............................................................  15,000
         *Attorneys' fees and expenses................................................................  15,000
                                                                                                       -------
         *Total....................................................................................... $35,187
                                                                                                       =======

-------
*Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's certificate of incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

         In addition, the certificate of incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


                                      II - 1

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16.  EXHIBITS


Exhibit Number         Description
--------------         -----------
4.1                    Form of certificate evidencing shares of common stock(1)

5.1                    Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP,
                       counsel for the Registrant*

23.1                   Consent of Grant Thornton LLP*

23.2                   Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
                       (included in Exhibit 5.1)*

---------

*        Previously filed.

(1) Filed as an exhibit to the Company's registration statement on Form SB-2 (File No. 33-96090), or amendment 1 thereto, and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         2. That for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         4. That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration




                                     II - 2
statement relating to the shares of common stock offered herein, and the offering of such shares of common stock at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's certificate of incorporation, indemnification agreement, insurance or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                      II - 3

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 25, 2000. This amendment #1 is filed pursuant to Rule 478(a)(3) to correct typographical errors.





                                 ORTEC INTERNATIONAL, INC.


                                 By:  /s/ Steven Katz
                                      ------------------------------
                                      Steven Katz, PhD
                                      President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature                                     Title                                Date
     ---------                                     -----                                ----
                                     President, Chief Executive Officer and
-------------------------            Chairman (Principal Executive
Steven Katz, PhD                     Officer)


                                     Senior Vice President, Research and
-------------------------            Development, and Director
Dr. Mark Eisenberg


                                     Chief Financial Officer, Secretary,
------------------------             Treasurer and Director (Principal
Ron Lipstein                         Financial and Accounting Officer)


                                     Vice President, Operations, and
---------------------                Director
Alain M. Klapholz


                                     Director
---------------------
Joseph Stechler


                                     Director
---------------------
Steven Lilien, PhD


                                  Exhibit Index


Exhibit Number            Description
--------------            -----------
4.1                       Form of certificate evidencing shares of common stock(1)

5.1                       Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP,
                          counsel for the Registrant*

23.1                      Consent of Grant Thornton LLP*

23.2                      Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
                          (included in Exhibit 5.1)*

-------

*        Previously filed.

(1) Filed as an exhibit to the Company's registration statement on Form SB-2 (File No. 33-96090), or amendment 1 thereto, and incorporated herein by reference.